Exhibit 10.2
AMENDMENT NO. 6 TO THE
AIR PRODUCTS AND CHEMICALS, INC.
RETIREMENT SAVINGS PLAN
WHEREAS, Air Products and Chemicals, Inc. (the “Company”) is the Plan Sponsor of the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”); and
WHEREAS, pursuant to Plan Section 7.01 the Plan may be amended at any time; and
    WHEREAS, the Company desires to amend the Plan to clarify the Participants who are eligible for the Plan Section 3.03(d) Reconciliation of the Company Matching Contribution and to add a new Schedule II to reflect an Employer Discretionary Contribution for certain Employees whose conditions of employment are governed by a collective bargaining agreement.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Section 3.03(d) shall be amended to read as follows:
3.03 (d) Reconciliation of Company Matching Contribution. Effective December 31, 2021, on an annual basis, the Employer shall ensure that for Participants who are employed by the Company on the last day of the Plan Year, the Participant’s Company Matching Contribution is equal to the maximum contribution the Participant would receive under the Enhanced Formula for Core Contribution Participants and the Regular Formula for all other eligible Participants for the calendar year based upon the Participant’s Before-Tax and Roth 401(k) Contributions for the entire calendar year. The Employer shall make the appropriate Matching Contribution to the Plan.

2.A new Section 2.69 is added to the end of Section 2 to read as follows:
“2.69 Employer Discretionary Contribution. Shall mean an employer discretionary contribution which is applicable to those Employees whose terms and conditions of employment are governed by the terms of the collective bargaining agreement. Such Employer Discretionary Contributions must be set forth in the documents governing the terms and conditions of employment and shall be set forth on Schedule II.”

3.A new Schedule II is added to the Plan as attached hereto.

4.In all other respects the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its Senior Vice President Chief Human Resources Officer to execute this Fifth Amendment to the Plan on this 28th day of January 2021.

AIR PRODUCTS AND CHEMICALS, INC.

    By: ________________________________
Senior Vice President Chief Human Resources Officer

Schedule II
Employer Discretionary Contribution

1.Nov 20, 2020, Memorandum of Agreement between Air Products and the International Association of Machinists and Aerospace Workers, Local 917 (Union). One-time Employer Discretionary Contribution for certain employees whose employment terminates on January 31, 2021.